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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                 Commission File Number 0 - 0751

                           NOTIFICATION OF LATE FILING

(Check One):   [ ]  Form 10-KSB   [ ] Form 11-K   [ ] Form 20-F
               [X]  Form 10-QSB   [ ] Form N-SAR

For Period Ended:                            March 31, 2003
                 ---------------------------------------------------------------

    [ ] Transition Report on Form 10-K    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form 20-F    [ ] Transition Report on Form N-SAR
    [ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

  Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I. REGISTRANT INFORMATION

Full name of registrant:           KID CASTLE EDUCATIONAL CORPORATION
                        --------------------------------------------------------

Former name if applicable:   KING BALL INTERNATIONAL TECHNOLOGY CORPORATION
                          ------------------------------------------------------

Address of principal executive office
(Street and number):        8TH FLOOR, NO. 98 MIN CHUAN ROAD, HSIEN TIEN,
                    ------------------------------------------------------------
                            TAIPEI, TAIWAN, R.O.C.
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City, State and Zip Code:
                         -------------------------------------------------------

                        PART II. RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [X]      (b)   The subject annual report, semi-annual report, transition
                  report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                               PART III. NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

            Due to unanticipated delays in the collection and compilation of the information required for the preparation of the registrant's financial statements for the three month period ended March 31, 2003, the registrant is unable to file its Form 10-QSB for the period ended March 31, 2003 within the prescribed time period without unreasonable effort and expense.

                           PART IV. OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

          SANDRA LIN                                   011 - 886 - 2 - 2218-5996
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            (Name)                (Area code)              (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                       [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [ ] Yes  [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       KID CASTLE EDUCATIONAL CORPORATION
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:           MAY 16, 2003              By:    /s/  YU - EN CHIU
      ----------------------------------       ---------------------------------
                                          Name:    Yu-En Chiu
                                          Title:   Chief Financial Officer


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